Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES THIRD QUARTER CASH DISTRIBUTION

DALLAS, Texas, August 19, 2025 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.068097 per unit, payable on September 29, 2025, to unitholders of record on August 29, 2025. Marine’s 2024 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution of $0.068097 per unit is lower than the $0.110983 per unit distributed last quarter. The volumes of both oil and natural gas produced have decreased when compared to the previous quarter. Prices realized for oil were lower, while natural gas was higher compared to the last quarter. This distribution is lower than the $0.094886 per unit distributed in the comparable quarter in 2024. As compared to the same quarter in 2024, there was a decrease in the volume of oil and natural gas produced. As compared to the same quarter in 2024, prices realized for oil decreased while natural gas has increased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact: Jana Egeler

VP, Royalty Trust Services

Argent Trust Company, Trustee

Toll Free – 1.855.588-7839